UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2006

CHARTWELL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	005-59509 (Commission File No.)	95-3979080 (IRS Employer Identification No.)

1124 Smith Street, Suite 304

Charleston, WV 25301

(Address and telephone number of principal executive offices) (Zip Code)

(304) 345-8700

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

On March 15, 2006, Chartwell International, Inc. (the “Company”) entered into a Note Purchase Agreement with Chris Gordon whereby the Company issued a convertible promissory note in the principal amount of $1,000,000 (the "Note") to Chris Gordon.

The Note is convertible, at the option of Mr. Gordon into shares of common stock of the Company at $2.00 per share. Additionally, the Note bears 6% interest and, if not converted by Mr. Gordon or repaid by the Company, is due on March 15, 2009. Mr. Gordon has certain registration rights and right of first refusal on new issuances of securities by the Company as set forth in the Note Purchase Agreement.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

On March 15, 2006, the Company entered into its standard securities purchase agreement with a foreign accredited investor pursuant to which such investor agreed to purchase 130,000 shares of restricted common stock, par value $0.001 per share, at a purchase price of $2.70 per share for an aggregate sale price of $351,000.

The private placement was conducted primarily by the Company with an introduction made by Orchestra Finance, LLP, an advisory firm to the Company. In accordance with that certain Introduction Agreement filed by the Company on July 11, 2005 on Form 8-K, the Company agreed to pay to Orchestra Finance introductory fees of 5% of the aggregate sale price and issue to Orchestra Finance 5% of the shares sold. The shares of common stock were issued by the Company in reliance on Section 506 of Regulation D and/or Regulation S of the Securities Act of 1933, as amended.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit Description
20.1	Note Purchase Agreement dated March 15, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARTWELL INTERNATIONAL, INC.,
a Nevada Corporation

Dated: March 16, 2006	By: /s/ Paul Biberkraut
Name: Paul Biberkraut
Title: Chief Financial and Administrative Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
20.1	Note Purchase Agreement dated March 15, 2006